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                          Morgan, Lewis & Bockius LLP
                             2000 One Logan Square
                     Philadelphia, Pennsylvania 19103-6993



June 23, 1998

Orthovita, Inc.
45 Great Valley Parkway
Malvern, PA 19355

Re:  Orthovita, Inc. -- Registration Statement on Form S-1 (No. 333-51689)
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Ladies and Gentlemen:

We have acted as counsel to Orthovita, Inc, a Pennsylvania corporation (the "Company"), in connection with the preparation of the above-referenced Registration Statement on Form S-1 (the "Registration Statement"), relating to the offering of up to 2,300,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), of which 1,500,000 shares (the "Company Shares") of authorized but heretofore unissued shares of Common Stock are being sold by the Company, 500,000 shares (the "Selling Shareholder Shares") of presently issued and outstanding shares of Common Stock are being sold severally by the selling stockholders identified as a group in the Registration Statement (the "Selling Stockholders"), and 300,000 shares (the "Option Shares") of authorized but heretofore unissued shares of Common Stock may be sold by the Company pursuant to the underwriters' over-allotment option pursuant to the terms of the Underwriting Agreement pertaining to the proposed offering subject to the Registration Statement (the "Underwriting Agreement").

In rendering the opinion set forth below, we have reviewed (a) the Registration Statement and the exhibits thereto; (b) the Company's Amended and Restated Articles of Incorporation; (c) the Company's Amended and Restated Bylaws; (d) certain records of the Company's corporate proceedings as reflected in its minute and stock books; (e) a draft of the Underwriting Agreement; and (f) such other documents as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies thereof.

Based upon the foregoing, we are of the opinion that:

     1. the Company Shares and the Option Shares to be issued as described in the Registration Statement, when and to the extent purchased by the underwriters in accordance with the Underwriting Agreement, will be legally issued, fully paid and non-assessable; and

     2. the Selling Shareholder Shares to be sold to the underwriters in accordance with the Underwriting Agreement have been legally issued and are fully paid and non-assessable.

Our opinion set forth above is limited to the Business Corporation Law of the Commonwealth of Pennsylvania, as amended.

We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement and to the reference to this firm under the caption "Legal Matters." In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,



/s/ Morgan, Lewis & Bockius LLP